Exhibit 3.1

CERTIFICATE OF AMENDMENT OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
ALPINE 4 HOLDINGS, INC.

ALPINE 4 HOLDINGS, INC., a corporation organized and existing under, and by virtue of, the General Corporation Law of the State of Delaware, hereby certifies that:

FIRST: The name of the Corporation is Alpine 4 Holdings, Inc. (the “Corporation”).

SECOND: The Corporation was originally incorporated under the name “ALPINE 4 INC.,” and the original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on April 22, 2014.

THIRD: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions on March 3, 2023, amending the Corporation’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), to replace Section 1 of ARTICLE IV with the following language, and to add the new Section 2 below:

Section 1. Authorized Shares. This Corporation is authorized to issue TWO HUNDRED MILLION (200,000,000) shares of Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”), TEN MILLION (10,000,000) shares of Class B Common Stock, par value $0.0001 per share (the “Class B Common Stock”), FIFTEEN MILLION (15,000,000) shares of Class C Common Stock, par value $0.0001 per share (the “Class C Common Stock,” and together with the Class A Common Stock and the Class B Common Stock, the “Common Stock”), and FIVE MILLION (5,000,000) shares of Preferred Stock, par value $0.0001 per share. The number of authorized shares of any class or classes of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of at least a majority of the voting power of the issued and outstanding shares of Common Stock of the Corporation, voting together as a single class.

Section 2. Reverse Stock Split. Effective as of 3:00 p.m., Eastern Time, on May 12, 2023 (the "Effective Time"), each eight (8) outstanding shares of the Corporation's Class A Common Stock, par value $0.0001 per share, shall automatically and without any action on the part of the respective holders thereof be exchanged and combined into one (1) share of Class A Common Stock, par value $0.0001 per share; and each eight (8) outstanding shares of the Corporation's Class B Common Stock, par value $0.0001 per share, shall automatically and without any action on the part of the respective holders thereof be exchanged and combined into one (1) share of Class B Common Stock, par value $0.0001 per share; and each eight (8) outstanding shares of the Corporation's Class C Common Stock, par value $0.0001 per share, shall automatically and without any action on the part of the respective holders thereof be exchanged and combined into one (1) share of Class C Common Stock, par value $0.0001 per share. At the Effective Time, there shall be no change in the number of authorized common shares or preferred shares that the Corporation shall have the authority to issue, except as set forth above. No fractional shares shall be issued in connection with the exchange. In lieu thereof, any person who holds a fraction of one (1) share of Class A Common Stock or Class B Common Stock or Class C Common Stock after the exchange shall have their fraction of one (1) share rounded up to the nearest whole fraction of one (1) share of Class A Common Stock, Class B Common Stock, or Class C Common Stock, respectively."

FOURTH: Also pursuant to a resolution of the Board of Directors, thereafter this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted by the stockholders of the Corporation at a meeting of the stockholders on April 18, 2023, in accordance with the provisions of Sections 211 and 242 of the General Corporation Law of the State of Delaware.

FIFTH: All other provisions of the Amended and Restated Certificate of Incorporation shall remain in full force and effect.

SIXTH: This Certificate of Amendment shall become effective at the Effective Time, namely, as of 3:00 p.m., Eastern Time, on May 12, 2023.

IN WITNESS WHEREOF, ALPINE 4 HOLDINGS, INC., has caused this Certificate of Amendment to be signed by its Chief Executive Officer this 5th day of May, 2023.

ALPINE 4 HOLDINGS, INC.

By: /s/ Kent B. Wilson
Kent B. Wilson
Chief Executive Officer